Exhibit 10.17

LEISURE AND ENTERTAINMENT SERVICES AGREEMENT

Between	PRODUCCIONES DE PARQUES, S.L.
And	KATMANDU COLLECTIONS, LLLP

Concerning:	SOL KATMANDU RESORT
(Formerly separately named: “Sol Magalluf Park Hotel”, “Katmandu Park”, and “Golf Fantasia”

Place:	PALMA DE MALLORCA, SPAIN
Dated:	13th DECEMBER 2012

TABLE OF CONTENTS

A. DEFINITIONS; INTERPRETATION; PURPOSE			4
A.1.	Definitions		4
A.2.	General rules of interpretation		10
A.3.	Purpose of the agreement		11
	A.3.1.	Purpose	11
	A.3.2.	Limitation to Leisure Facilities	11

B. SERVICES OF KAT AND ADOPTION OF THE KAT SYSTEM			11
B.1.	Services		11
	B.1.1.	Technical know-how	12
	B.1.2.	Sales and Marketing	12
	B.1.3.	Purchasing policy and management	12
	B.1.4.	Quality Programmes	12
	B.1.5.	Merchandise Development	12
	B.1.6.	Strategic Marketing & Creative Services Department	13
	B.1.7.	Promotional offers	13
	B.1.8.	Theme and Attraction Development	13
	B.1.9.	Personnel and staffing for the operation of the Leisure Facilities	13
	B.1.10.	Revision of plans and specifications for alterations of the Leisure Facilities	13
	B.1.11.	Normal Repairs and Maintenance	14
B.2.	Adoption of the Kat Systems		14
	B.2.1.	Professional fairs and conventions	14
	B.2.2.	Quality programmes	14
	B.2.3.	Offsite Leisure development program	14
	B.2.3.	Loyalty program	15
	B.2.4.	Access to PDP information and communication systems	15
	B.2.5.	KAT system / Confidentiality	15

C. RELATIONSHIP OF THE PARTIES			15
C.1.	Independent Contractor		15
C.2.	Conduct of KAT staff		16

D. CONSIDERATION FOR THE LEISURE SERVICES			16
D.1.	General		16
D.2.	Payment periods, currency, Taxes, interests		16
	D.2.1.	Invoicing periods	16
	D.2.2.	Currency	16
	D.2.3.	Taxes	16
	D.2.4.	Default interests	17
D.3.	Basic Fee		17
	D.3.1.	Calculation	17
	D.3.2.	Payment procedure	17
D.4.	INCENTIVE FEE		17
	D.4.1.	Calculation	17
	D.4.2.	Payment procedure	18

E. REPRESENTATIONS AND WARRANTIES			18
E.1.	Scope and general terms		18
E.2.	PDP Representations and Warranties		19
E.3.	KAT Representations and Warranties		19
	E.3.1.	Rights and titles	19
	E.3.2.	Services	20

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F. TERM OF THE AGREEMENT; TERMINATION			20
F.1.	Term		20
F.2.	Termination of JVA		20

G. GENERAL PROVISIONS			20
G.1.	Absence of conflict		20
G.2.	Transfer of rights and obligations		20
	G.2.1.	PDP	20
	G.2.2.	KAT	20
G.3.	Costs and charges		21
G.4.	Notices		21
	G.4.1.	Method	21
	G.4.2.	Address and recipients	21
	G.4.3.	English language	22
G.5.	Further action		23
G.6.	Amendment or modification		23
G.7.	Unforeseen Circumstances and Mutual Collaboration		23
G.8.	Governing law and Dispute resolution		23
	G.8.1.	Governing law	23
	G.8.2.	Dispute resolution	23
	G.8.3.	Survival	24
G.9.	Confidentiality and Announcements		24
	G.9.1.	Confidentiality	24
	G.9.2.	Announcements	26
	G.9.3.	Survival	26
G.10.	Data Protection		26
G.11.	Miscellaneous		27
	G.11.1.	Entire agreement	27
	G.11.2.	No company or partnership	27
	G.11.3.	No guarantee of the other Party’s businesses activities	27
	G.11.4.	Obligations’ several and not joint	27
	G.11.5.	Severability	27
	G.11.6.	Schedules and amendments to the Agreement	27
	G.11.7.	Waiver	27
G.12.	Counterparts		27

SCHEDULE I			29

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LEISURE AND ENTERTAINMENT SERVICES AGREEMENT

Executed in Palma de Mallorca, on 13th December 2012

BETWEEN

(1)	PRODUCCIONES DE PARQUES, S.L., a limited liability company duly incorporated and organised under the laws of Spain, whose registered office is situated in Calle San Miguel, number 68 – A – 7, 07002 Palma de Mallorca, Spain, with Spanish fiscal identification code (C.I.F.) [***], represented herein by Mr. Larry Scott Demerau, with Spanish personal identification number for non-nationals (N.I.E.) [***], who acts as a sole joint director of “Producciones de Parques, S.L.” (“PDP”); and

(2)	KATMANDU COLLECTIONS, LLLP, a limited liability limited partnership duly incorporated and organised under the laws of the state of Nevada, of the United States of America, under the file number E-0498572006-7, whose registered office is 6060 Welton Avenue, Las Vegas 89107, Nevada, United States of America, a company whose Spanish fiscal identification code for foreign companies (N.I.F.) is [***], represented herein by Ms. Julia E Demerau, with Spanish personal identification number for non-nationals (N.I.E.) [***], who acts as general partner of “Katmandu Collections, LLLP” (“KAT”)

WHEREAS:

(a)	As of the Execution Date (as defined below), PDP

(a.1)	owns and operates the new generation of a mini theme park named “Katmandu Park” (as defined below), situated in the Calvià municipality on the Spanish island of Mallorca (“Calvià”);

(a.2)	long-term leases and operates the mini-golf course named “Golf Fantasia” (as defined below), situated in the same municipality;

(a.3)	is the sole shareholder of the Spanish limited liability company named “Golf Katmandu, S.L.”, which operates the Food & Beverage (“F&B”) business of the Golf Fantasia;

(a.4)	has leased the bar-café-restaurant and the adjacent terrace of Katmandu Park (the “Katmandu F&B Lease” to the Spanish company “Caradura S.L.” (the “Katmandu F&B Lessee” .

(a.5)	own sand operates the Sol Magaluf Park Hotel (also: the “Hotel”; as further defined below) by virtue of a series of corporate restructuring operations jointly executed by PDP, KAT and MHI (as defined below) on the Execution Date and prior to the execution of the present document.

(b)	KAT is the licensee with full and unrestricted right to sublicence the Katmandu Trademarks to third Persons; Cinema Live, LLC, an affiliate company of KAT, is the exclusive owner and master licensor of the Katmandu Trademarks.

(c)	On the Execution Date and prior to the execution of the present document, KAT, PDP and MHI executed a “Joint Venture Agreement” (the “JVA” agreeing on further consolidating and intensifying their pre-existing commercial cooperation through physical, corporate and operative integration of their aforementioned assets to develop and establish a themed leisure-experience hotel under the name ’’Sol Katmandu Resort”, or under any other name the Parties may agree upon, (the “Resort” as new product on the hospitality, leisure, and entertainment market.

(d)	On the basis of, and in furtherance of the stipulations made in the JVA, PDP and KAT (the “Parties” herewith mutually recognise their common goal of promoting the Hotel as a leisure-experience hotel with entertainment facilities, and in promoting the Resort as an entertainment complex including a hotel facility. To this end, the Parties agree to execute the present “Leisure and Entertainment Services Agreement” (alternatively, the “HAS” or the “Agreement” on the provision, by KAT to PDP, of hospitality and related services, including the advise, within the overall objective of the JVA, in all relevant aspects of hospitality, F&B and related activities of PDP, and to work together to develop the entertainment and leisure attributes of the Resort to maximise the potential incomes and quality of the Hotel.

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NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained,

It is agreed:

A.	DEFINITIONS; INTERPRETATION; PURPOSE

A.1.	Definitions

In this Agreement, the following definitions shall apply:

36 Holes Expedition Golf shall mean the small mini-golf course situated, as one of several attractions, on the Katmandu Park site (as opposed to the Golf Fantasia, defined below).]

Affiliate means, with respect to any Person, a Person that directly, and/or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control (as defined below) with, the Person specified.

Agreement (also referred to herein as “LESA” means this leisure and entertainment services agreement, and the Schedules thereto, as amended and/or restated from time to time in accordance herewith.

Basic Fees shall have the meaning given to it in Section D.3 below.

Calvià means the municipality named Calvià, situated on the island of Mallorca, which is part of the Spanish autonomous community of the Balearic Islands. The municipality includes, but is not limited to, the settlements Calvià Vila, Magalluf, Palmanova, Santa Ponsa and Peguera.

CAPEX means the any expenditure or obligation in respect of expenditure which, in accordance with applicable accounting principles, is treated as capital expenditure.

Change in Control means the Ultimate Parent Entity (as defined below) as of the Execution Date (as defined below) shall cease to Control the Person concerned (including control of the day-to-day operations of the company) or the real estate.

Change in Ownership means any direct or indirect Transfer (or series of Transfers) of the property or the voting interests, whether directly or through an Intermediate Holding Company (as defined below) which, alone or in the aggregate, (A) results in any Person or group of Persons other than the existing real estate owners and/or shareholders of a company as of the Execution Date (as defined below) beneficially owning or having the (sole or shared) right to vote (whether directly and/or indirectly) more than fifty per cent (50%) of the real estate property and/or voting interests of the company, or (B) results in the existing real estate owners and/or shareholders of the company as of the Execution Date (as defined below) beneficially owning and having the sole right to vote (whether directly and/or indirectly) less than fifty per cent (50%) of the real estate and/or Voting Interests of the company, as the case may be.

Common Services shall be deemed to refer to any and all services common to the Hotel (as defined below), the Leisure Facilities (as defined below) and/or the F&B Facilities (as defined below), all including the corresponding FF&E, and all as existing on the Execution Date and/or added to the Resort premises, amended and/or modified from time to time in accordance herewith.

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Control means possessing the power to influence the management policies of another Person (as defined below), whether by the ownership of voting interests, by Contract or by any other means.

Day means calendar days unless banking days are expressly specified.

Dispute means any and all disputes, claims, demands, causes of action, issues and disagreements arising out of or relating to this Agreement or the breach of this Agreement, or its interpretation, performance, termination, existence or invalidity.

Euro means the official Spanish currency.

Execution Date shall mean the date of signature and execution of this Agreement, as indicated in the heading Section of this document.

F&B shall mean food and both alcoholic and non-alcoholic beverage to be served or sold on the Resort premises, including the Golf Fantasia premises.

F&B Facilities means any and all buildings, rooms, terraces or other outdoor surfaces, and any machines on the Resort premises, including those on the Golf Fantasia premises, where F&B is to be served, including the corresponding FF&E, and all as existing on the Execution Date and/or added to the Resort premises, amended and/or modified from time to time in accordance herewith.

FF&E shall mean furniture, fixtures and equipment (whether fixed, built-in or moveable) required for or in connection with the Leisure Facilities (as defined below) including without limitation, lobby furniture, carpeting and other floor coverings, draperies, paintings, bedspreads, television sets, office furniture and equipment (such as safes, cash registers and accounting, duplicating, facsimile and communication equipment), all computer and other equipment needed for the reservation system(s), all information systems and equipment and all other electronic equipment needed for the Leisure Facilities from time to time, guest room furniture, specialized hotel equipment (such as equipment required for the operation of kitchens, laundries, the front desk, dry cleaning facilities, bars and cocktail lounges), special lighting and other equipment, vehicles, material handling equipment, cleaning and engineering equipment, and all other equipment, apparatus and moveable property needed for such purposes other than Operating Equipment.

Financial Years under this Agreement shall coincide with and be identical to Years (as defined below) for all purposes, except that the last financial year, if the Term (as defined below) shall expire or be terminated prior to the 31st December of such Year, shall be the period between 1st January of the Year of expiration or termination and the date of such expiration or termination, as applicable.

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GAAP shall mean generally accepted accounting principles regarding Spanish territory.

Golf Fantasia means the mini-golf park named “Gold Fantasia” and situated in Calle Tenis, number 3, Palmanova, Calvià, including any and all of its attractions and any and all property and other rights used or being prepared for use in connection with the mentioned mini-golf park at the Execution Date.

GOP, as an abbreviation for gross operating profit, shall mean and be determined by taking the figure showing in the management accounts of the Resort as the difference between the Revenue and the Resort’s running costs, excluding: (a) depreciation payments, (b) general structural expenditure of PDP not directly attributable to the operation of the Resort, (c) financial income or expenditure not attributable to the activity of running the Resort, (d) Incentive Fees of MHI and KAT, (e) License Fees of MHI and KAT, (g) taxes levied on the Resort’s profits, and (h) and the FF&E reserve, if any.

Hotel shall herein be used herein as a synonym of “Sol Magalluf Park Hotel” (as defined below), whether operated under its current or a different future name (see below in the definition of Sol Magalluf Park Hotel).

Incentive Fee shall have the meaning set forth in Section D.4 below..

Intermediate Holding Company means, with respect to any Person other than the Ultimate Parent Entity of such company, that, directly or indirectly through any subsidiary, owns voting securities or other equity interests that enable it, in the absence of contingencies, to elect a majority of the board (or Persons performing similar functions) of such company.

JVA shall have the meaning given to it in Whereas (c) above.

KAT means “Katmandu Collections, LLLP” as defined in the heading of the Agreement.

Kat System means the set of services, marketing channels, regulations, manuals and customs of the Kat Group.

Kat Group means Kat and its affiliates.

Kat Manuals means the manuals which contain the procedures which must be used by PDP, the following of which shall be deemed as referred to herein: (i) The Katmandu Brand Style Guide (ii) staff handbook (iii) maintenance schedule

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Kat Standards means those general standards specified in the KAT Standards Manuals generally applicable for all PDP leisure facilities.

Katmandu Park means the mini theme park named “Katmandu Park” situated in Avenida Pedro Vaguer Ramis, number 9, Magalluf, Calvià, including any and all of its attractions, the real-estate and any and all property and other rights used or being prepared for use in connection with the mentioned mini theme park at the Execution Date.

Law means, with respect to any Person (i) any applicable legislation, customary law, treaty, constitution, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise or other governmental, inter-governmental or supra-governmental restriction or legislative measure or any interpretation or administration of any of the foregoing by any governmental, inter-governmental or supra-governmental authority and (ii) any applicable directive, guideline, policy, requirement or any similar form of decision of or determination by any governmental, inter-governmental or supra-governmental authority, in each case, whether now or hereafter in effect, and whether or not having the force of law but, if not having the force of law, compliance with which is compulsory in accordance with the general practice of Persons to whom the decision or determination is addressed.

Leisure Facilities shall mean any and all buildings, rooms, terraces and other indoor and outdoor surfaces, and any machines on the Resort premises, including those on the Golf Fantasia premises, which are primarily intended for entertainment and leisure uses, all including the corresponding FF&E, and all as existing on the Execution Date and/or added to the Resort premises, amended and/or modified from time to time in accordance herewith.

LESA (also referred to herein as the “Agreement”) shall mean the present “Leisure and Entertainment Services Agreement” as identified in Whereas (d) above, and the Schedules thereto, as amended and/or restated from time to time in accordance herewith.

License Fees shall refer to the fees established in the “Trademark and other Intangible Property License Agreement” executed on the Execution Date, with respect to the Resort, between KAT, MHI and PDP.

MHI means “Meliá Hotels International, S.A.”, a public limited liability company duly incorporated and organised under the laws of the Spain, whose registered office is situated in Calle Gremi de Boters, number 24, Polígono Son Castelló, Palma de Mallorca, Spain, with Spanish fiscal identification code (C.I.F.) A-78304516.

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MHI Brands means any of the Melià brands, the ME by Meliá brand, the Gran Meliá brand, the Sol brand, the Paradisus brand and the Tryp by Wyndham brand (being the latter used by MHI under licence of the brand owner Wyndham Hotels and Resorts LLC).

MHI Group means MHI and its Affiliates.

MHI Group Hotels shall mean the group of hotels and related facilities owned, leased, franchised and/or managed by MHI and/or its Affiliates.

MHI Manuals means the manuals which contain the procedures which must be used by all MHI Group Hotels, the following of which shall be deemed as referred to herein: (i) the Corporate Image Manual, the (ii) the Services Standards Manual, the (iii) the Interior Design Guidelines; and (iv) the Construction Manual or such other documents applicable from time to time.

MHI Standards means those general standards specified in the MHI Standards Manuals generally applicable for all MHI Group Hotels, and particularly to those branded with the Sol Trademark.

MHI System the set of services, marketing channels, regulations, manuals and customs of the MHI Group.

Parties shall have the meaning set forth in Wheras (d).

PDP means “Producciones de Parques, S.L.” as defined in the heading of this Agreement.

Person means an individual, partnership, limited liability, public liability, or joint venture company, corporation, trust and any other association or legal entity,

Property means any property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, and any right or interest therein.

Rating shall refer to a three (3) star hotel as per the classification system of the relevant public authority, and as modified from time to time upon decision of PDP in the future.

Relevant Facilities shall mean (i) the Hotel and directly related facilities, (ii) the F&B Facilities, both i and ii independently from the location of the corresponding facility on the Resort (including the Golf Fantasia), and (iii) the Common Services, all including the corresponding FF&E, and all as existing on the Execution Date and/or added to the Resort premises, amended and/or modified from time to time in accordance herewith.

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Resort, referred to as “Sol Katmandu Resort” in Whereas (c) above, and shall mean the aggregate total business, rights and properties, comprising and including the Hotel and the Leisure Facilities, including the F&B Facilities of both, as modified from time to time, as well as any other business, right or property added to these and/or modified from time to time.

Revenue shall be determined by taking the gross income figure from the Resort’s (as defined below) management accounts for the relevant period, which shall include (a) all income directly or indirectly generated by the Resort as a result of its ordinary business activity, including leases or subleases, complementary services, advertising and all other income, and (b) all other financial income from the operation of the Resort, but the gross income figure shall exclude (a) Taxes levied on sales or income, (b) compensation paid by insurance companies as a result of risk cover on the buildings of the Resort, and (c) extraordinary income which is not obtained through the operation of the Resort.

Sol Magalluf Park Hotel means the hotel currently named “Sol Magalluf Park”, and in the future to be named “Hotel Sol Katmandu Park”, situated in the municipality of Calvià on the island of Majorca, in the settlement of Magalluf, Avenida Pedro Vaquer Ramis, adjacent to the plot on which PDP currently operates the Katmandu Park; the term shall refer to the hotel in its state on the Execution Date and to the hotel in its states during and after the changes PDP may apply to it after the Execution Date.

Sol Trademark shall have the meaning set forth in Section (b).

Subsidiary (as opposed to Affiliate) means, with respect to any Person, only Persons that directly, and/or indirectly through one or more intermediaries, are owned or Controlled by the Person specified.

Taxation or Tax includes any and all forms of taxation and all statutory, governmental, 1oca1 governmental or municipal impositions, duties, fees, contributions, levies and withholdings of any nature whatsoever, in each case whether imposed in Spain or, if applicable, elsewhere in the world, whenever imposed and whether chargeable directly or primarily or solely against or attributable directly or primarily or solely to the Person concerned, together with all penalties, charges and interest relating to any of the foregoing.

Term shall have the meaning set forth in Section F below.

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Transfer means (i) when used as a verb, to sell, assign, hypothecate, gift, dispose of, exchange, mortgage, pledge, grant a security interest or participation in, make any voting trust or other arrangement or agreement with respect to the transfer of voting rights (including any proxy or otherwise (whether or not revocable)), or any other beneficial interest in any equity interests, or otherwise transfer or encumber, whether directly or indirectly, voluntarily or involuntarily, (by a derivatives transaction or otherwise) and (ii) when used as a noun, a direct or indirect (by a derivatives transaction or otherwise) sale, assignment, hypothecation, gift, disposition, exchange, mortgage, pledge, granting of a security interest or participation in, voting trust or other arrangement or agreement with respect to the transfer of voting rights (including any proxy or otherwise (whether or not revocable)) or any other beneficial interest in any equity interests, or other transfer or encumbrance.

Ultimate Parent Entity, with respect to any Person, means another Person (i) of which such first Person is a direct or indirect Subsidiary and (ii) which is not a Subsidiary of any other non-natural Person.

VAT means the Spanish value added tax, namely the “Impuesto sobre el Valor Afiadido”, as defined from time to time by Spanish Law.

JVA shall have the meaning given to it in Whereas (c) above.

Years means calendar years, unless fiscal or financial years are expressly specified.

A.2.	General rules of interpretation

(i)	All definitions are, throughout the entire Agreement, denoted with capital letter initials and may be used in both the singular and the plural form, and as a noun, verb, adjective and adverb;

(ii)	In this Agreement, reference to any Law, statute, bye-law, regulation, rule, delegated legislation or order is to any Law, statute, bye-law, regulation, rule, delegated legislation or order as amended, supplemented, modified or replaced from time to time and to any statute, bye-law, regulation, rule, delegated legislation or order replacing or made under any of them;

(iii)	References to any Section, paragraph or Schedule are to those contained in the Agreement and all Schedules to the Agreement are an integral part of the Agreement;

(iv)	Headings are for ease of reference only and shall not be taken into account in construing the Agreement;

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(v)	Use of the terms “herein”, “hereunder”, “hereof’ and like terms shall be deemed to refer to the entire Agreement and not merely to the particular provision in which the term is contained, unless the context clearly indicates otherwise;

(vi)	Use of the word “including” or a like term shall be construed to mean “including but not limited to”;

(vii)	A document is “in the agreed form” if it is in the form of a draft agreed between and initialled by or on behalf of the Parties on or before the Execution Date;

(viii)	Words importing a particular gender shall include every other gender and words importing the singular shall include the plural and vice-versa, unless the context clearly indicates otherwise; and

(ix)	Each reference to, and the definition of, any document, including written agreements, powers of attorney, Contracts, and licences, shall be deemed to refer to such document as it may be amended, supplemented, revised or modified from time to time in accordance with its terms and, to the extent applicable, the terms of this Agreement.

A.3.	Purpose of the Agreement

A.3.1.	Purpose

The Agreement establishes the terms and conditions for the provision of hospitality and related services to PDP and for the adoption of the KAT System by PDP.

A.3.2.	Limitation to Leisure Facilities

Within the overall objectives for the Resort, the scope of services to be provided hereunder shall be limited to the Leisure Facilities,.

B.	SERVICES OF KAT AND ADOPTION OF THE KAT SYSTEM

B.1.	Services

The services to be provided by KAT during the Term of this Agreement, in consideration of its fees as hereinafter indicated, shall be as follows:

B.1.1.	Technical know-how

Provide technical know-how regarding the management and the operation of the Leisure Facilities.

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B.1.2.	Sales and Marketing

1.2.1.	Provide appropriate sales and marketing services for the Leisure Facilities, including the definition of policies and the determination of annual and longterm objectives for client number, rates, revenues, clientele structure, sales terms and methods.

1.2.2.	Provide and organise appropriate advertising and promotional services in respect of the Leisure Facilities and/or the Resort; such activities shall be in accordance with the KAT System. Carry out sales negotiations with tour operators and travel agents regarding sales and sales packages concerning the Leisure facilities.

1.2.3.	Advise and guide PDP with regard to those prices which, in its opinion, should be published in brochures, price lists and other promotional items for the different services to be provided by the Leisure Facilities and/or the Resort, always taking into account the Rating and any specific conditions applicable at the relevant time.

B.1.3.	Purchasing policy and management

1.3.1.	Recommend and advise on the selection of local suppliers and negotiate local supply contracts to assure purchases on the best available terms for the Leisure Facilities.

1.3.2.	Issue recommendations and advise PDP on the assessment, the organisation and the management of the Leisure Facilities’ stock, applying the techniques and know-how it possesses to optimise the acquisition, storage and control of stocks.

B.1.4.	Quality Programmes

Advice and instruct on quality control programmes to be implemented in the Leisure Facilities in accordance with the KAT System and Standards.

B.1.5.	Merchandise Development

Research, design and develop of a complete merchandise program, which will include customised katmandu brand merchandise as well as “off the shelf” theme park merchandise to be used in the retail points at the resort, online, and in any MHI System hotel deemed appropriate. This merchandise program will include a centralized purchase and ordering system.

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B.1.6.	Strategic Marketing & Creative Services Department

KAT shall sell promote and market the Resort through their Marketing & Creative Services department’s arsenal of innovative strategic marketing promotions and alliances, both existing and future.

B.1.7.	Promotional offers

The Resort will be benefiting from promotional offers or products developed and implemented by this department, as well as research and strategy, business-building plan for shoulder seasons, development of existing and future strategic alliances, maintenance and creation of new marketing channels, and advisement on pricing and positioning with respect to changes in the attraction mix, economic impacts, and market demands.

B.1.8.	Theme and Attraction Development

1.8.1.	Develop new and innovative entertainment attractions that have been created within the KAT System.

1.8.2.	Additionally, PDP shall be a beneficiary of the KAT System initiative for creative concepting, development and design of new Katmandu attractions including pre-shows, post-shows, exterior theming, expansive alterations to “off the shelf” attractions which further their development into unique guest experiences.

B.1.9.	Personnel and staffing for the operation of the Leisure Facilities

1.9.1.	Advise PDP regarding what is, in its opinion and according to its experience, the most suitable composition, size and structure of the workforce to attend to the correct operation of the Leisure Facilities.

1.9.2.	Advise on and provide training and follow-up programmes for the Leisure Facilities’ staff on the necessary skills in order to exercise their functions in accordance with the KAT System.

B.1.10.	Revision of plans and specifications for alterations of the Leisure Facilities

As far as the Leisure Facilities are concerned, make available its own and its Affiliates’ personnel for the purpose of reviewing all plans and specifications for alteration of the Leisure Facilities, and to advise on the design of FF&E replacements and on the quantities required, and in general to eliminate operational problems and/or to improve operations.

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B.1.11.	Normal Repairs and Maintenance

1.11.1.	Recommend and advise on the organisation and supervision of the maintenance and upkeep of the Relevant Facilities, and on the repair and maintenance of the Leisure Facilities in good order and condition, ordinary wear and tear excepted, subject to the necessity to maintain the KAT Standards, and in accordance with maintenance programmes established and implemented, from time to time, by KAT.

1.11.2.	For this purpose, KAT shall, from time to time, inspect the condition and operation of the Leisure Facilities, and investigate and take any measures necessary in accordance with the provisions of this Agreement; and PDP authorises KAT, its Affiliates and personnel to accordingly access the Relevant Facilities from time to time during the Term. At PDP’s request, such inspection is to be conducted jointly.

B.2.	Adoption of the Kat Systems

For the correct execution of the services to be provided by KAT according to this Agreement, PDP will adopt the KAT System as follows.

B.2.1.	Professional fairs and conventions

PDP may attend all professional fairs and conventions as requested by KAT. PDP may attend and participate in any fairs and conventions of its own choosing.

B.2.2.	Quality programmes

2.2.1.	PDP shall adopt, in relation to the Leisure Facilities, the quality control programmes which KAT may implement in order to maintain consistency in the management and operation of all hotels that have adopted the KAT System.

B.2.3.	Offsite Leisure development program

This offsite development program is designed to develop the Katmandu brand and promote the growth and expansion of the leisure facilities within the resort.

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B.2.3.	Loyalty program

KAT will undergo to develop a new loyalty rewards program for the local residents of Mallorca. This program shall include promotional material, a rewards schedule, design and creation of the actual rewards card and stipulations of use. The specific applicability of the terms and conditions of such programme shall be determined by mutual agreement of the Parties.

B.2.4.	Access to PDP information and communication systems

2.4.1.	General

PDP expressly authorises KAT to access, at any time during the term of this Agreement, all communication and information systems of the Leisure Facilities.

2.4.2.	Confidentiality

KAT undertakes to keep secret and confidential, and to not reveal to any third Person, any information or documentation relating to the design, requirements, characteristics and functions of PDP’s and of the MHI Group’s information programs, equipment or applications.

B.2.5.	KAT system / Confidentiality

2.5.1.	Subject to the terms and conditions of the JVA and the Agreement, PDP shall, throughout the Term, operate and maintain the Leisure Facilities in compliance with the KAT system for the Term and, where applicable to the Trademark.

2.5.2.	PDP shall use information and technical know-how of the KAT System exclusively in relation to the operation of the Resort.

2.5.3.	Any technical, business and other know-how provided by KAT to PDP due to its association with the KAT System may only be divulged to MHI and its Affiliates and to those third Persons with respect to whom divulgence is expressly authorised by KAT in writing.

2.5.4.	PDP shall use his best efforts to prevent all confidential information and know-how contained in the KAT System from being revealed to any third Person other than MHI or its Affiliates. In particular, PDP shall take all reasonable steps to ensure that any personnel and staff working for or at the Resort are fully informed of such confidentiality obligations and, except where prohibited by Law, PDP shall inform KAT as soon as is practicable of any presumed or alleged breach in relation thereto.

2.5.5.	Upon expiry of the Term, or upon early termination, of this Agreement, PDP shall refrain from using any KAT know-how and information acquired as a result of the operation of the Resort for any other business activity.

C.	RELATIONSHIP OF THE PARTIES

C.1.	Independent Contractor

KAT shall be an independent contractor of PDP. As between KAT and PDP, all persons retained by KAT to perform services for PDP hereunder shall be employees or subcontractors of KAT and shall not be employees of PDP.

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C.2.	Conduct of KAT staff

While at PDP’ premises, KAT and KAT personnel shall (a) comply with the requests, rules and regulations of PDP regarding safety and health, personal and professional conduct (including adhering to general safety practices or procedures) generally applicable to such PDP premises and (b) otherwise conduct themselves in a businesslike manner.

D.	CONSIDERATION FOR THE LEISURE SERVICES

D.1.	General

During the Term, KAT shall receive the following service fees (the “Service Fees”):

(i)	an amount determined by reference to a percentage of the Revenue from the Resort’s operation (the “Basic Fee”), plus

(ii)	an amount determined by reference to a percentage of the GOP of the Resort (the “Incentive Fee”).

D.2.	Payment periods, currency, Taxes, interests

D.2.1.	Invoicing periods

KAT shall make all invoicing of Service Fees monthly in arrears.

D.2.2.	Currency

The Service Fees shall be determined and be payable in Euros only.

D.2.3.	Taxes

KAT shall be responsible for business Tax and any income assessed on the Service Fees by any relevant tax authorities, excluding any applicable Tax retentions, which are to be assumed and paid by PDP.

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D.2.4.	Default interests

For any late payment, a default interest shall accrue of two (2) points above the default interest rate applicable by Law (including the Spanish “Ley 3/2004, de 29 de diciembre, por la que se establecen medidas de lucha contra la morosidad en operaciones comerciales”)

D.3.	Basic Fee

D.3.1.	Calculation

The Basic Fee payable to KAT shall be calculated as one point five per cent (1.5%) of the Revenue of the Resort.

D.3.2.	Payment procedure

3.2.1.	PDP shall pay the Basic Fee to KAT within thirty (30) Days following the last Day of each month in respect of the immediately preceding calendar month.

3.2.2.	KAT shall issue a monthly invoice for such amount, plus any relevant Taxes, and such payment shall be entered into the Resort’s accounts as expenditure. This monthly amount shall be regarded as a preliminary instalment.

3.2.3.	At the end of each financial year, adjustments shall be made, so that if the preliminary instalment payments received by KAT are less than the total amount should have been based on the year end accounts, then the difference must be paid by PDP within thirty (30) Days after receipt of the accounts. If the preliminary instalment payments received by KAT are more than the total amount which should have been based on the year-end accounts then the difference shall be deducted from any future fees payable to KAT.

D.4.	Incentive Fee

D.4.1.	Calculation

The Incentive Fee shall be payable to KAT on a cumulative year-to-date basis as per the following schedule:

Percentage of GOP of the Resort to be paid as Incentive Fee

2013 Four per cent (4%)

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2014 If GOP of the Resort for the relevant financial year is below onwards €4.000.000: three per cent (3%);

1)	If GOP of the Resort is between 4.000.000 and 4.999.999€ for any relevant financial year: four per cent (4%);

2)	If GOP of the Resort is between 5.000.000 and 5.999.999€ for any relevant financial year: five per cent (5%); and

If GOP of the Resort equals or exceeds 6.000.000f for any relevant financial year: six per cent (6%).

Invoicing will be charged on the accumulated GOP of the Resort at the end of the month in question, deducting the amount of Incentive Fee that has already been invoiced in prior months of the same Financial Year. In the event that the accumulated GOP is negative at the end of the corresponding month, no incentive fee shall be due.

D.4.2.	Payment procedure

4.2.1.	PDP shall pay the Incentive Fee to Kat within thirty (30) Days following the last day of month of the Resort’s financial year in respect of the immediately preceding month. The Manager shall issue an invoice for the relevant amount plus any relevant Tax. This quarterly amount shall be regarded as a preliminary instalment.

4.2.2.	At the close of each financial year of the Resort and once the relevant annual accounts have been approved by PDP and accepted by KAT, PDP shall make a final calculation of Incentive Fee. Such final amount of Incentive Fee shall be adjusted as appropriate, issuing the relevant invoice showing a debt or credit amount and charging all relevant Taxes. Any payments to be made to KAT as a consequence of this final assessment shall be made within thirty (30) Days following the issue of the invoice.

E.	REPRESENTATIONS AND WARRANTIES

E.1.	Scope and general terms

(i)	These Representations and Warranties made herein are each essential elements of this Agreement.

(ii)	Each of the Parties concerned represents and warrants that the Representations and Warranties are, to their best knowledge, true, accurate and complete in all material respects, without omitting any fact or circumstance that would alter, restrict or condition their content and scope; the Parties’ decision to execute this Agreement under the current financial conditions, and under the other terms established in this Agreement, is based thereon.

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(i)	The performance by the Parties (or their consultants) of preliminary reviews and financial, accounting, legal and tax audits (“due diligence”) concerning the goods and/or matters from the other Parties does not exempt or limit the guarantees contained in this Section E in any way.

(ii)	None of the Parties has received any communication that might negatively affect the Representations and Warranties made herein, nor are there any proceedings which might have a negative effect thereon.

(iii)	The Parties represent and warrant that the Representations and Warranties made herein shall be subject only to such express indications made or exceptions expressly provided for herein.

(iv)	Except as expressly otherwise provided in this Agreement, (a) neither Party makes any representation or warranty of any kind, whether express or implied, from a course of performance or dealing, trade usage, or of uninterrupted operation without error, including the implied warranties of merchantability and fitness for a particular purpose and (b) without limiting KAT’s obligation to deliver the services, KAT makes no guarantees with regard to the results obtained from the operation or use by PDP of the KAT services or of the PDP properties. The limited warranty set forth in this Agreement is made for the benefit of KAT only.

E.2.	PDP Representations and Warranties

PDP represents and warrants that it has, and shall have for the duration of this Agreement, all rights, titles, or interests in the Resort required for the performance of its obligations hereunder and has, and shall have for the duration of this Agreement, the authority and the legal right to enter into this Agreement.

E.3.	KAT Representations and Warranties

E.3.1.	Rights and titles

KAT hereby represents and warrants that KAT and its Affiliates have, and shall have for the duration of this Agreement, all rights, titles and/or interests in the KAT properties, deliverables and rights required for the performance of its obligations hereunder and has, and shall have for the duration of this Agreement, the authority and the legal right to enter into this Agreement.

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E.3.2.	Services

KAT further represents and warrants that the Services provided under this Agreement will be of commercially reasonable quality and will be performed in a good and workmanlike manner and in accordance with industry standards.

F.	TERM OF THE AGREEMENT; TERMINATION

F.1.	Term

The Agreement shall initially be valid and binding as from the Execution Date through to the 31st December 2013, inclusive, and may thereafter be extended by mutual agreement of the Parties for additional periods of five (5) Years each (the “Term”).

F.2.	Termination of JVA

Upon termination of the JVA, this Agreement shall automatically be deemed terminated.

G.	GENERAL PROVISIONS

G.1.	Absence of conflict

The execution of the Agreement and the performance of the obligations set out herein by the Parties:

(i)	does not constitute a breach of legislation, regulations, orders, rules, judgments, rulings or resolutions of any other nature applicable to the Parties, and

(ii)	does not conflict with Contracts, agreements or instruments binding the Parties, nor does it give rise to a breach or termination of any of the foregoing.

G.2.	Transfer of rights and obligations

G.2.1.	PDP

PDP may not Transfer any of its rights and obligations under this Agreement to any third Person, including its Affiliates.

G.2.2.	KAT

KAT may only Transfer its rights and obligations under this Agreement to an Affiliate, provided

(i)	the identity of the Transferee company is communicated to the other Party in writing at least fifteen (15) Days prior to the date scheduled for the Transfer, and

(ii)	the Transferee company expressly and fully accepts the terms and conditions of this Agreement by signing a declaration of accession to same.

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G.3.	Costs and charges

The legal, accountancy, audit and other professional related costs, charges and expenses (including Taxes) incurred in the negotiation, conclusion, execution and implementation of the Agreement shall be borne by the Party that hired them in each case, excluding, however, those related to the notary public, the commercial registry, and the land registry, which shall be borne by PDP.

G.4.	Notices

G.4.1.	Method

All notices between the Parties pursuant to this Agreement will be served by registered letter, fax or telegram with an acknowledgement of receipt or by any other legally binding means. They shall be sent to the addresses indicated below or to any other that may be communicated to the other Party in the future by one of the aforementioned methods.

G.4.2.	Address and recipients

4.2.1.	All notices and communications between the Parties to be affected by such notice or communication shall be sent to the addresses and to the attention of the persons indicated below:

(i)	PDP

(ii)	PDP

Poducciones de Parques, S.L.
Mr. Larry Scott Demerau
Chairman of the Board
Avenida Pere Vaquer Ramis, s/m
Calvià, Spain
Fax: [***]
E-mail: [***];

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With copy to:

Producciones de Parques, S.L.
Mr. Mark Hoddinott
Secretary of the Board
Gremi Boters, 24
07009 Palma de Mallorca, Spain
Fax: [***]
E-mail: [***]; and

(iii) KAT:

Katmandu Collections LLLP
Mrs. Julia Demerau
General Partner
6060 Welton Avenue
Las Vegas 89107, Nevada
United States of America
Fax: [***]
E-mail: [***];

Or:

Katmandu Collections LLLP
Luis Palmer
Calle San Miguel, 68, A, 7°
07002 Palma de Mallorca, Spain
Fax: [***]
E-mail: [***].

4.2.2.	Any changes of address or contact person for the purpose of notices shall be immediately communicated to the other Party in accordance with the rules stipulated in this Section. If a Party does not receive notification of such changes, the notices that this Party serves to the original contact details in accordance with these rules shall be deemed to be correctly made.

G.4.3.	English language

All notices or formal communications under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail. Any such notice or formal communication made in a language other than English, but not accompanied by a translation into English, shall be deemed null and void and shall have no effect upon the receiving Party and the matter, rights and obligations concerned.

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G.5.	Further action

Each Party and the Board shall execute and deliver any and all papers, documents and instruments and perform any and all acts that are necessary or appropriate to implement the terms of this Agreement and the intent of the Parties.

G.6.	Amendment or modification.

This Agreement (including the Schedules attached hereto) may be amended or modified from time to time only by the unanimous written consent of all the Parties affected by such amendment or modification.

G.7.	Unforeseen Circumstances and Mutual Collaboration

The Parties recognise that circumstances may arise which were not foreseen at the Execution Date and which may have a significant effect upon the agreements made herein, or upon PDP, KAT and/or MHI in respect of their businesses. The Parties hereby agree to consult each other in the spirit of mutual collaboration in an attempt to resolve any problems arising from such unforeseen circumstances. The Parties hereby expressly acknowledge that this Section G.7 only obligates the Parties to consult in good faith.

G.8.	Governing law and Dispute resolution

G.8.1.	Governing law

This Agreement shall be governed by and construed in accordance with the Laws of Spain, excluding any conflict-of-laws rule or principle that might refer the governance, construction or interpretation of this Agreement to the Laws of another jurisdiction.

G.8.2.	Dispute resolution

Disputes shall be resolved exclusively in the manner set forth in this Section G.8.2, unless expressly otherwise established in this Agreement.

8.2.1.	Dispute notice

A Dispute shall be deemed to have arisen when a Party notifies the other in writing to that effect (the “Dispute Notice”).

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8.2.2.	Period of amicable Dispute resolution

The Parties to any Dispute shall use reasonable endeavours to resolve the Dispute amicably within a period of thirty (30) Days as from receipt of a Dispute Notice by one of the Parties.

8.2.3	Arbitration

Any Dispute that cannot be resolved by these preferential means shall, necessarily and exclusively, be definitely settled by arbitration in law, administered by the Court of Arbitration of the Official Chamber of Commerce and Industry of Madrid, in accordance with its arbitration rules in force at the time the request for arbitration is filed. The language to be used in such arbitration shall be English. The place of arbitration shall be Madrid.

8.2.4	Consequential damages

If the arbitration tribunal ascertains that the Party that prompted the recourse to arbitration or requested arbitration did so in bad faith and with the sole objective of delaying the performance of an obligation under the Agreement, the arbitrators’ decision shall include a specific provision establishing the liability for consequential damages.

G.8.3.	Survival

The provisions of this Section G.8 shall survive the termination of this Agreement for any reason, regardless of whether a Dispute arises before or after termination of this Agreement and regardless of whether the related arbitration proceedings occur before or after termination of this Agreement.

G.9.	Confidentiality and Announcements

G.9.1	Confidentiality

9.1.1	Except as required by applicable Law, PDP and KAT agree not to disclose any of the terms of this Agreement or any confidential, proprietary or non-public information relating to the assets, trade secrets, methods, financial affairs, or business of any Party hereto, provided that such disclosure may be made

(i)	to its directors, officers, employees, legal or other professional advisors, to the extent necessary to enable it or them to perform or cause to be performed or to enforce any of its rights or obligations under this Agreement;

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(ii)	when required to do so by Law or by or pursuant to the rules or any order of any court, tribunal, arbitrator or agency of competent jurisdiction;

(iii)	to the extent that the Confidential Information has become publicly available or generally known to the public at the time of such disclosure otherwise than as a result of a breach of this Section G.9;

(iv)	to a relevant Tax authority to the extent required for the proper management of the taxation affairs of that Party, any of its holding companies or any subsidiary of any of the foregoing;

(v)	if such disclosure is expressly permitted by some other provision of this Agreement or if the other Party or has given prior written approval to the disclosure;

(vi)	when required by any securities exchange, regulatory or governmental body having jurisdiction over the Party seeking to make disclosure whether or not the requirement for disclosure has the force of Law; or

(vii)	subject to the following sub-Section G.9.1.2, pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official or otherwise required by Law (with respect to which the Party may rely upon the advice of its legal counsel);

provided, however, prior to any disclosure made pursuant to the this subSection G.9.1.1, any Person to whom such disclosure is made shall first be required to execute a confidentiality agreement substantially similar to that established by this Section G.9.1.

9.1.2.	If a Party hereto or any of its Affiliates receives a request to disclose any of the terms of this Agreement under a subpoena or order, such Party shall

(i)	promptly notify the other Party thereof;

(ii)	consult with the other Party on the advisability of taking steps to resist or narrow such request; and

(iii)	if disclosure is required or deemed advisable, cooperate with the other Party in any attempt it may make to obtain an order or other assurance that confidential treatment will be accorded those terms of this Agreement that are disclosed.

9.1.3.	If this Agreement is terminated for any reason whatsoever, on the request of the disclosing Party, a Party receiving any confidential, proprietary or nonpublic materials shall promptly return to the disclosing Party any and all confidential, proprietary or non-public materials it may have received from or on behalf of the other Party and shall not retain any copies or extracts therefrom.

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9.1.4.	Each Party acknowledges that in the event of any breach of this Section G.9.l, the non-disclosing Party would be irreparably and immediately harmed and may not be made whole by monetary damages alone. Accordingly, in addition to any other remedy to which it may be entitled at Law, the non-disclosing Party shall be entitled to an injunction or injunctions (without the posting of any bond and without proof of actual damages) to prevent breaches or threatened breaches of this Section G.9.1 or to compel specific performance of this Section G.9.1, and neither the breaching Party nor its representatives will oppose granting of such relief. Each Party also agrees to reimburse the nondisclosing Party for any and all costs and expenses, including attorneys’ fees, incurred by the non-disclosing Party in attempting to enforce the obligations of the other Party hereunder.

G.9.2.	Announcements

9.2.1.	Except as provided in Sections G.9.1 and in the Trademark Licence Agreement between MHI, KAT and PDP, the Parties shall not make (and shall procure that no Person connected with it nor any of its directors, officers or employees shall make) any public announcement concerning the subject matter of this Agreement without the prior written approval of the other Party, such approval not to be unreasonably withheld or delayed.

9.2.2.	A Party may make a public announcement concerning the subject matter of this Agreement if required by:

(i)	Law or by or pursuant to the rules or any order of any court, tribunal or agency of competent jurisdiction; or

(ii)	any securities exchange, regulatory or governmental body having jurisdiction over it, whether or not the requirement for announcement has the force of Law.

G.9.3.	Survival

The obligations in this Section G.9 shall continue to apply after the termination of this Agreement without limit in time.

G.10.	Data Protection

The Parties accept and agree upon the clauses concerned with the protection of personal data attached hereto as Schedule 1, which is drafted in Spanish language and shall, in this Spanish language version and without translation into English language, be expressly valid and enforceable.

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G.11.	Miscellaneous

G.11.1.	Entire agreement

In the event of a dispute over the content of a companion document or a Schedule and the content of the Agreement, the content of the latter shall prevail, unless expressly indicated to the contrary.

G.11.2.	No company or partnership

This Agreement shall not constitute a partnership1 or company, and no Party shall be a partner of any other Party, for any purposes, and the provisions of this Agreement shall not be construed otherwise.

G.11.3.	No guarantee of the other Party’s businesses activities

Nothing in this Agreement shall be construed to constitute any Party the guarantor of the obligations of the other Party’s businesses or other activities, unless expressly so foreseen herein or the Parties expressly so agree in writing.

G.11.4.	Obligations several and not joint

The obligations of each of the Parties under or in connection with this Agreement, shall be the several obligations of such Party, and not joint, unless as expressly otherwise established herein.

G.11.5.	Severability

The illegality, invalidity or ineffectiveness of any provision of the Agreement shall not affect the validity of the other Sections, provided the rights and obligations of the Parties under this Agreement are not affected in an essential way. An essential way is construed as any situation that seriously damages the interests of either of the Parties or affects the object of the Agreement. Such provisions shall be replaced or integrated into others which, complying with the law, serve the same purpose as the provisions they replace.

G.11.6.	Schedules and amendments to the Agreement

11.6.1.	All of the Schedules form an integral part of the Agreement and have the same force and effect as if they had been included in the main body of the Agreement.

11.6.2.	Any amendments to the Agreement shall be made in a written document signed by the Parties.

G.11.7.	Waiver

11.7.1.	It shall not be deemed that a Party has waived a right under this Agreement or of any breach of this Agreement by the other Party unless the waiver is made expressly and in writing.

11.7.2.	Any waiver of a Party’s rights under this Agreement or of any breach of this Agreement by the other Party pursuant to the previous paragraph shall not be construed as a waiver of any other rights or of any other or further breach, even when these are similar.

G.12.	Counterparts

This Agreement may be executed in one or more counterparts. All counterparts shall be valid and binding on the Party executing them and shall, when taken together, constitute one and the same document for all purposes. This Agreement may be executed and delivered by facsimile signature for execution on the part of one of more Parties hereto.

In witness whereof, the Parties have caused this Agreement to be duly executed and delivered and hereto sign it in one copy for its notarisation, and submit it to the notary public, together with its unsigned Schedules, so that it can be recorded.

{SIGNATURES ON NEXT PAGE}

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/s/ Larry Scott Demerau
Mr. Larry Scott Demerau
PRODUCCIONES DE PARQUES, S.L.,

/s/ Julia E. Demerau
Ms. Julia E Demerau
KATMANDU COLLECTIONS, LLLP,

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LIST OF SCHEDULES

Schedule 1.- Data Protection Clause

[Omitted.]

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